As filed with the Securities and Exchange Commission on August 24, 2010

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Popular, Inc.
(Exact name of Registrant as specified in its charter)

Puerto Rico (State or other jurisdiction of incorporation or organization)	66-0667416 (I.R.S. Employer Identification No.)

Popular Center Building 209 Muñoz Rivera Avenue San Juan, Puerto Rico (Address of Principal Executive Offices)	00918 (Zip Code)
POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
(Full title of the plan)

Jorge A. Junquera
Senior Executive Vice President
and Chief Financial Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918
(Name and address of agent for service)
(787) 765-9800
(Telephone number, including area code, of agent for service)

Copies to:
Ignacio Alvarez
Executive Vice President and Chief Legal Officer
209 Muñoz Rivera Avenue
San Juan, Puerto Rico 00918

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definition of “accelerated filer, large accelerated filer and smaller reporting company” in Rule 12b-2 of the Exchange Act:
Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	maximum	maximum	Amount of
	to be	offering price	aggregate	registration
Title of each class of securities to be registered	Registered (1)(2)	per unit (3)	offering price	fee (3)
Popular, Inc. Puerto Rico Savings and Investment Plan
Common Stock, par value $0.01 per share	17,000,000	$2.54	$43,180,000	$3,078.73

(1)	The amount being registered also includes an indeterminate number of shares of Common Stock which may be issuable as a result of stock splits, stock dividends and antidilution provisions and other terms, in accordance with Rule 416 under the Securities Act.

(2)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered and sold pursuant to the Popular, Inc. Puerto Rico Savings and Investment Plan.

(3)	Computed pursuant to Rule 457(h) solely for purpose of determining the registration fee, based upon an assumed price of $2.54 per share, which was the average of the high and low prices of the Common Stock on August 20, 2010, as reported on the NASDAQ Global Select Market.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE
     This Registration Statement on Form S-8 is being filed for the purpose of registering 17,000,000 additional shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued in connection with the Popular, Inc. Puerto Rico Savings and Investment Plan (the “Puerto Rico Plan”), as well as related interests of participants in the Puerto Rico Plan. In accordance with Instruction E of the General Instructions to Form S-8, the Registration Statements on Form S-8 (the “Previous S-8s) previously filed with the Securities and Exchange Commission (the “Commission”) relating to the Puerto Rico Plan (File Nos. 333-53114, 333-145272 and 333-161810) are incorporated by reference herein, including all periodic reports of the Registrant that were filed subsequent to the Previous S-8s and which are incorporated by reference into such Previous S-8s.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico on the 23rd day of August, 2010.

POPULAR, INC.
By:	/s/ Jorge A. Junquera
	Name:	Jorge A. Junquera
	Title:	Senior Executive Vice President and Chief Financial Officer

     The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the Popular, Inc. Puerto Rico Savings and Investment Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Municipality of San Juan, Commonwealth of Puerto Rico on the 23rd day of August, 2010.

POPULAR, INC. PUERTO RICO SAVINGS AND INVESTMENT PLAN
By:	/s/ Eduardo J. Negrón
	Name:	Eduardo J. Negrón
	Title:	Authorized Representative

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard L. Carrion, Jorge A. Junquera, Eduardo J. Negrón, Ignacio Alvarez and Richard Barrios, and each of them individually, his true and lawful attorneys-in-fact and agents, with full power and in any and all capacities, to sign this Registration Statement and any and all amendments (including post-effective amendments) to this Registration Statement, and to file such Registration Statement and all such amendments or supplements, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

II-1

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this 23rd day of August, 2010.

Signature	Title	Date
/s/ Richard L. Carrión Richard L. Carrión	Chairman of the Board, President and Chief Executive Officer	August 23, 2010

/s/ Alejandro M. Ballester Alejandro M. Ballester	Director	August 23, 2010

/s/ Maria Luisa Ferré María Luisa Ferré	Director	August 23, 2010

/s/ Michael T. Masin Michael T. Masin	Director	August 23, 2010

/s/ Manuel Morales, Jr. Manuel Morales, Jr.	Director	August 23, 2010

/s/ Frederic V. Salerno Frederic V. Salerno	Director	August 23, 2010

/s/ William J. Teuber, Jr. William J. Teuber, Jr.	Director	August 23, 2010

/s/ Carlos A. Unanue Carlos A. Unanue	Director	August 23, 2010

/s/ José R. Vizcarrondo José R. Vizcarrondo	Director	August 23, 2010

/s/ Jorge A. Junquera Jorge A. Junquera	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 23, 2010

/s/ Ileana González Ileana González	Senior Vice President and Comptroller (Principal Accounting Officer)	August 23, 2010

II-2

EXHIBIT INDEX

Exhibit		Description

4.1	—	Composite Certificate of Incorporation of the Company, as currently in effect, incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010 (File No. 001-34084).

4.2	—	Amended and Restated By-laws of the Company, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on December 23, 2008 (File No. 001-34084).

4.3	—	Specimen of Certificate of the registrant’s Common Stock, par value $0.01 per share, incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the Commission on August 26, 2009 (File No. 001-34084).

4.4	—	Copy of Popular, Inc. Puerto Rico Savings and Investment Plan, incorporated by reference to Exhibit 4.4 to the Company’s Form S-8 filed with the Commission on September 9, 2009 (File No. 333-161810).

5.1	—	Opinion of Pietrantoni Méndez & Alvarez LLP with respect to the Popular, Inc. Puerto Rico Savings and Investment Plan, regarding compliance with ERISA.*

23.1	—	Consent of Pietrantoni Mendez & Alvarez LLP (included as part of Exhibit 5.1 above).

23.2	—	Consent of PricewaterhouseCoopers LLP.*

24.1	—	Powers of Attorney (included on pages II-1 through II-2).

*	Filed herewith